CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 26, 2019, accompanying the financial statements of Investment Grade Income Trust, 20+ Year Series 54 (included in Invesco Unit Trusts, Taxable Income Series 462) as of December 31, 2018, and for each of the three years in the period ended December 31, 2018, and the financial highlights for the period from January 27, 2014 (date of deposit) through December 31, 2014 and for each of the four years in the period ended December 31, 2018, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-186528) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 26, 2019